CHYRON CORPORATION

5 Hub Drive

Melville, New York 11747

January 16, 2003

Roger Henderson

Hollytree Cottage

Swallowfield Street

Swallowfield

U.K.

Re: Separation Agreement

Dear Mr. Henderson:

This shall confirm the agreement between Roger Henderson ("Henderson") and Chyron Corporation (the "Company") pursuant to which you have agreed voluntarily to terminate your employment with the Company, earlier than provided for in the Employment Agreement dated July 12, 1999, as amended on January 10, 2002, April 5, 2001 and May 14, 2002 (collectively, the "Employment Agreement"), and in accordance with the terms hereof.

1. Separation Date. Henderson shall resign his positions with the Company as: President and Chief Executive Officer, all officer and director positions of all subsidiaries of the Company, and all fiduciary positions with regard to pension plans and 401(k) plans effective February 21, 2003 (the "Separation Date"). Henderson has agreed to remain on the Board of Directors of the Company following the Separation Date and he shall be compensated as any other outside director for such service following such date.

2. Options. Henderson has been previously granted options to purchase a total of 650,000 shares of common stock of the Company. The Company agrees that the time period to exercise options to purchase 150,000 shares of common stock, which are fully vested and with an exercise price of $0.55 per share, shall be extended until February 28, 2005. The remaining 500,000 options shall be cancelled on the Separation Date unless, to the extent vested, such options are exercised prior thereto.

3. Consultancy. Henderson has agreed to provide consulting services to the Company following the Separation Date as provided herein. The Company shall pay Henderson a consulting fee of $15,000 on March 22, 2003 and April 22, 2003 for providing consulting services to the Company as requested by the Office of the Chief Executive Officer during the period of February 22, 2003 through and including April 22, 2003, (the "Consulting Period"). If during the Consulting Period, Henderson should become employed full-time with another company, then the consulting fee shall be reduced pro-rata based upon when such employment begins and the amount of time remaining in the consulting period.

4. Benefits and Other Items. Pro-Bel shall continue to pay for the health and life insurance policies, which currently cover Henderson and his family through April 21, 2003. Henderson may keep, at no charge, the Company's laptop that he currently has in his possession and the Company's desktop personal computer that he uses in his United Kingdom home. Henderson's mobile telephone number, 44-789-984-7117, shall be retained by him and he shall assume responsibility for payment of the service following the Separation Date. Henderson shall pay the tax preparation fees of PriceWaterhouseCoopers for the year 2003. In accordance with Company policy, Henderson shall be paid for any accrued and unused vacation pay as of the Separation Date and any unreimbursed business expenses, including without limitation the cost of the preparation of Henderson's 2002 USA tax returns.

5. Extension of Transaction Bonus. The Company and Henderson hereby agree that the bonus referenced in Section 3 of the October 2001 Agreement is extended to cover any opportunities for a Transaction (as defined in the October 2001 Agreement) that are introduced to the Company on or before the Separation Date and which close on or before April 11, 2003 (the "Transaction Bonus").

6. Continuing Obligations of Henderson. In exchange for the extension of the exercise period for the options as set forth herein and the extension of the Transaction Bonus, Henderson hereby reaffirms his obligations under Section 6 (Non-Competition), Section 7 (Patents; Copyrights) and Section 8 (Confidential Information) of the Employment Agreement and agrees to act in accordance with these restrictions.

7. Press Release. The Company and Henderson shall agree on the content of a press release and any other public announcement regarding Henderson's departure from the Company.

8. Reduced Amounts. Henderson agrees that his Base Salary shall remain at the reduced rate of $280,000 per annum through the Separation Date and he acknowledges that he is not owed any other sums of money with respect to taking a reduced salary since April 2001.

9. No Other Payments. Except as specifically provided herein or as otherwise may be required by law, Henderson shall not be entitled to receive any other payments, benefits or severance amounts from the Company following the Separation Date, whether pursuant to the Employment Agreement, the Company's severance and retention plans or otherwise.

10. Mutual Non-Disparagement. Henderson shall not disparage the Company or any of the Company's subsidiaries, affiliates, and their respective officers, directors, employees, successors and assigns, and the Company shall not disparage Henderson or any of his representatives or agents, or any of their respective heirs and assigns.

11. Release of Claims by Henderson. (a) It is understood and agreed by the parties to this Agreement that in consideration of the mutual promises and covenants contained in this Agreement, and after consultation with counsel, Henderson and each of his respective heirs, representatives, agents, successors and assigns, irrevocably and unconditionally releases and forever discharges the Company and its respective current and former officers, directors, shareholders, employees, representatives, heirs, attorneys and agents, as well as its respective predecessors, parent companies, subsidiaries, affiliates divisions, successors and assigns and their respective current and former officers, directors, shareholders, employees, representatives, attorneys and agents, from any and all causes of action, claims, actions, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character, which Henderson may have against them, or any of them, by reason of or arising out of, touching upon or concerning (i) Henderson's employment with the Company and the separation of his employment, or (ii) any statutory claims, or any and all other matters of whatever kind, nature or description, whether known or unknown, occurring on or prior to the Separation Date. Henderson acknowledges that this release of claims specifically includes, but is not limited to, any and all claims for fraud; breach of contract; breach of the implied covenant of good faith and fair dealing; inducement of breach; interference with contractual rights; wrongful or unlawful discharge or demotion; violation of public policy; invasion of privacy; intentional or negligent infliction of emotional distress; intentional or negligent misrepresentation; conspiracy; failure to pay wages, benefits, vacation pay, severance pay, attorneys' fees, or other compensation of any sort; defamation; unlawful effort to prevent employment; discrimination on the basis of race, color, sex, national origin, ancestry, religion, age, disability, handicap, medical condition or marital status; any claim under Title VII of the Civil Rights Act of 1964 (Title VII, as amended), 42 U.S.C. section 2000, et seq., the Age Discrimination in Employment Act ("ADEA"), 29 U.S.C. section 621, et seq., the Older Workers Benefit Protection Act ("OWBPA"), 29 U.S.C. section 626(f); violation of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"); the Americans with Disabilities Act ("ADA"); violation of the Occupational Safety and Health Act ("OSHA") or any other health and/or safety laws, statutes or regulations; violation of the Employee Retirement Income Security Act of 1974 ("ERISA"); violation of the Internal Revenue Code of 1986, as amended; or any other wrongful conduct, based upon events occurring prior to the Separation Date. Notwithstanding the provisions of this paragraph, nothing in this waiver or release shall be construed to constitute any release or waiver by Henderson of his rights or claims against the Company arising out of or referred to: (i) in this Agreement, or the enforcement hereof; (ii) claim for indemnification under any indemnity agreement, corporate charter, statute or D&O policy; or (iii) which arise after the Separation Date.

(b) Henderson represents and warrants that he has not assigned or subrogated any of his rights, claims and causes of action, including any claims referenced in this Agreement, or authorized any other person or entity to assert such claim or claims on his behalf, and he agrees to indemnify and hold harmless the Company against any assignment of said rights, claims and/or causes of action.

12. Release of Claims by the Company. Subject to the provisions of the Agreement, the Company hereby irrevocably and unconditionally releases, waives and fully and forever discharges Henderson and his respective heirs, assigns, representatives, attorneys and agents, from and against any and all causes of action, claims, actions, rights, judgments, liabilities, accountings, obligations, demands and damages of whatever kind or character, which the Company may have against him, by reason of or arising out of, touching upon or concerning (i) the Company's employment of Henderson and the separation of his employment, (ii) his service as a director of the Company, or (iii) any statutory claims, or any and all matters of whatever kind, nature or description, whether known or unknown, occurring on or prior to the Separation Date regardless of when discovered. The Company acknowledges that this release of claims specifically includes, but is not limited to, any and all claims for breach of contract; breach of the implied covenant of good faith and fair dealing; inducement of breach; interference with contractual rights; violation of public policy; intentional or negligent misrepresentation; conspiracy; or any other wrongful conduct, based upon events occurring prior to the Separation Date. Notwithstanding the provisions of this paragraph, nothing in this waiver or release shall be construed to constitute any release or waiver by the Company of its rights or claims against Henderson arising out of or referred to in this Agreement or the enforcement hereof or which arise after the Separation Date or relate to claims of fraud occurring at any time.

13. Continuing Indemnity. The Company hereby acknowledges its obligation to continue to indemnify Henderson for any claims made against him arising from his service as an officer and director of the Company, including its subsidiaries, and as a fiduciary for the Company's pension plans. To the extent the existing "D&O" insurance policy covers former officers and directors, Henderson shall be included under such policy in accordance with its terms.

14. Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered, sent by facsimile, with electronic confirmation of receipt, or three days after delivery to a nationally recognized overnight carrier for expedited delivery, addressed to such address as provided herein or sent to such other address or facsimile number as each party may furnish to the other in writing from time to time in accordance with this section.

15. Applicable Law. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of New York without giving effect to any choice of law principles thereof.

16. No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall (i) be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time or (ii) preclude insistence upon strict compliance in the future.

17. Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect and such invalid or unenforceable provision shall be reformulated by such court to preserve the intent of the parties hereto.

18. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

19. Headings. The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

20. Gender and Plurals. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely

21. Affiliate. As used in this Agreement, unless otherwise indicated, "affiliate" shall mean any person or entity which directly or indirectly through any one or more intermediaries owns or controls, is owned or controlled by, or is under common ownership or control with the Company.

22. Assignment. This Agreement is binding on Henderson and the Company and their successors and assigns; provided, however, that the rights and obligations of the Company under this Agreement may be assigned to a successor entity. No rights or obligations of Henderson hereunder may be assigned by Henderson to any other person or entity, except by will or the laws of descent and distribution. In the event of Henderson's death prior to receipt by Henderson of all amounts payable by the Company hereunder, such amounts shall be payable to Henderson's designated beneficiaries on the same schedule as provided for in this Agreement.

23. Entire Agreement, Modification. Except as otherwise specifically provided herein, this Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, contains all the covenants, promises, representations, warranties and agreements between the parties with respect to Henderson's resignation from the Company and supersedes all prior employment or severance agreements between Henderson and the Company or any of its predecessors or affiliates, including, but not limited to, the Employment Agreement. Employee acknowledges and agrees that the consideration provided for herein is adequate consideration for Henderson waiving his rights under the Employment Agreement. Except as otherwise provided herein, each party to this Agreement acknowledges that no representation, inducement, promise or agreement, oral or written, has been made by either party, or by anyone acting on behalf of either party, which is not embodied herein, and that no agreement, statement, or promise relating to Henderson's resignation from the Company, that is not contained in this Agreement, shall be valid or binding. Any modification or amendment of this Agreement will be effective only if it is in writing and signed by all parties hereto.

If this Agreement accurately reflects our understanding, please execute and date below and return a copy to me and to the Company's counsel.

Very truly yours,

/s/ Wesley W. Lang, Jr.

Wesley W. Lang, Jr., Chairman

Agreed and Accepted

/s/ Roger Henderson

Roger Henderson

Dated: January 16, 2003